UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2019

LIVEXLIVE MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38249	98-0657263
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9200 Sunset Boulevard, Suite #1201

West Hollywood, CA 90069

(Address of principal executive offices) (Zip Code)

(310) 601-2500

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4©)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	LIVX	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective as of October 20, 2019 (the “Effective Date”), the Board of Directors (the “Board”) of LiveXLive Media, Inc. (the “Company”) elected Bridget Baker as a director of the Company. The Board determined that Ms. Baker is an “independent” director pursuant to the definition of independence under Rule 5605(a)(2) of the Nasdaq Listing Rules. The Board also appointed Ms. Baker to the Compensation Committee of the Board.

Ms. Baker is an accomplished media, tech and entertainment executive, former president of content distribution at NBCUniversal, Inc. and a co-founder of CNBC. Since 2013, Ms. Baker has been the CEO of Baker Media, Inc., an independent consultancy firm serving telecom, media and tech companies focused on content monetization and revenue growth. Ms. Baker also serves as an adviser to media and technology CEOs and investors in linear cable, OTT, Virtual Reality, and content distribution. From 2013 to March 2018, Ms. Baker served as a member of the board of directors of General Communication, Inc., Alaska’s largest telecommunications company, offering broadband, video, wireless and wireline services in some of the most remote and rugged terrain in North America, prior to its merger with John Malone’s Liberty Interactive Corp. From 2006 to 2013, Ms. Baker served as NBCUniversal’s first president of TV Networks Distribution, where she oversaw NBCUniversal’s $5 billion content distribution business, played a key role in acquisitions and integrations totaling nearly $50 billion, including Bravo, Telemundo, Vivendi/Universal, Oxygen and Comcast, and oversaw operations, sales, marketing, legal, finance and communications. At NBCUniversal, Ms. Baker drove the multi-platform content distribution strategy that was instrumental in transforming NBCUniversal from a veteran broadcasting company into a global content powerhouse acquired by Comcast Corp. in 2011 for $30 billion. Ms. Baker also serves on several non-profit and foundation boards including her alma mater, Pitzer College, where she is a 15-year Trustee. Ms. Baker also serves on the board of The Cable Center in Denver, CO and has received numerous industry and corporate leadership awards including in 2012 the “Vanguard Award for Distinguished Leadership,” considered the industry’s highest honor. Ms. Baker received her Bachelor of Arts degree in Political Studies from Pitzer College where she was honored in 2010 as a Distinguished Alumni.

In consideration of Ms. Baker’s agreement to join the Board, the Company approved the grant to her of 60,900 restricted stock units (the “RSUs”), which shall vest at least 13 months from the Effective Date, as shall be determined by the Board, subject to her continued service on the Board through such vesting date. The RSUs will be issued under the Company’s 2016 Equity Incentive Plan (as amended, the “Plan”). Each RSU represents a contingent right to receive one share of the Company’s common stock or the cash value thereof. The Board, in its sole discretion, will determine in accordance with the terms and conditions of the Plan the form of payout of the RSUs (cash and/or stock). Ms. Baker will also be entitled to participate in the annual compensation package the Company provides to its non-employee directors.

There is no arrangement or understanding between Ms. Baker and any other persons pursuant to which Ms. Baker was elected as a director of the Company. There are no family relationships between Ms. Baker and any of the Company’s officers or directors. Other than as described herein, there are no other transactions to which the Company or any of its subsidiaries is a party in which Ms. Baker has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

Exhibits:

Exhibit No.	Description
99.1*	Press release, dated October 21, 2019.

* Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEXLIVE MEDIA, INC.

Dated: October 24, 2019	By:	/s/ Robert S. Ellin
	Name:	Robert S. Ellin
	Title:	Chief Executive Officer and Chairman of the Board of Directors